ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
Exhibit 99.1

NEWS RELEASE
Abraxas Provides Operational Update; Provides Fourth Quarter and Year-End Production and Reserve Data; Announces Commencement of Sale Process for Non-Operated Bakken/Three Forks Assets

SAN ANTONIO (February 20, 2013) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide the following operational update; provide fourth quarter and year-end production and reserve data; and announce the commencement of a sale process for its non-operated Bakken and Three Forks assets.

Eagle Ford Shale
In McMullen County, Abraxas successfully completed the Corvette C 1H with a 20 stage fracture stimulation.   This is the first WyCross well drilled on an East-West azimuth by the Company and is currently flowing to sales at rates above the Company’s type curve.   Moreover, the well was drilled, completed and turned to sales for approximately $6.1 million or almost $2 million below originally projected AFE.   The Gran Torino A 1H is currently being fracture stimulated with a 19 stage completion.  The Company recently drilled and cased the Mustang 3H to a total depth of 15,007 feet with an anticipated fracture stimulation date in March.   Abraxas plans to spud its next well at WyCross, the Mustang 2H, within the next week.   Abraxas owns a 25% working interest in the Corvette C 1H and an 18.75% working interest in the Gran Torino A 1H, Mustang 3H and Mustang 2H.

Williston Basin
Drilling continues on the Company’s Lillibridge East PAD with intermediate casing set on the 1H, 2H, 3H and 4H.   The Company is currently preparing to drill the lateral on the 4H after which the rig will move to drill the laterals of the 3H, 2H and 1H.   Abraxas owns an approximately 34% working interest in the Lillibridge East PAD.   The Company recently completed the Ravin 3H and is currently finishing the fracture stimulation of the Ravin 2H.   Flowback is expected to commence within the next few days from both wells.  Abraxas owns a 49% working interest in both the Ravin 2H and 3H.

December 31, 2012 Reserves
Abraxas’ December 31, 2012 proved oil and natural gas reserves consisted of approximately 30.1 million barrels of equivalent (“mmboe”), a net increase of 0.84 mmboe over 2011 year end reserves of 29.3 mmboe(1).   December 31, 2012 reserves consisted of approximately 58% oil, 9% NGLs and 34% natural gas versus December 31, 2011 reserves of approximately 46% oil, 8% NGLs and 46% natural gas.  Proved oil reserves increased approximately 30% in 2012.  48% of proved reserves as of December 31, 2012 and December 31, 2011 were classified as proved developed.   The present value, using a 10% discount rate (“PV-10”), of future net cash flows before income taxes of Abraxas’ proved reserves was approximately $316.9 million, using 2012 average prices of $2.86/mcf of natural gas and $95.14/bbl of oil.  The lower average natural gas price of $2.86/mcf in 2012 versus $4.16/mcf in 2011 resulted in the removal of 3.1 mmboe of previously proved undeveloped natural gas reserves, which were uneconomic to drill at 2012 average natural gas prices.   The independent reserve engineering firm DeGloyer and MacNaughton (“D&M”) prepared a complete engineering analysis on 98.9% of Abraxas’ proved reserves on a BOE basis.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

The following table outlines changes in Abraxas’ proved reserves from December 31, 2011:

	Oil (MMbbl)	Natural Gas (Bcf)	NGL (MMbbl)	Total (MMboe)

Proved Reserves December 31, 2011(1)	13.37	81.37	2.36	29.29
Additions	4.87	6.98	0.94	6.97
Purchases(2)	0.00	0.07	0.00	0.01
Revisions(2)	0.05	(16.77)	(0.06)	(2.80)
Sales(3)	(0.31)	(6.36)	(0.54)	(1.91)
Production	(0.64)	(4.11)	(0.11)	(1.43)
Proved Reserves December 31, 2012	17.34	61.18	2.59	30.13

(1)	Includes Abraxas’ 34% working interest in Blue Eagle as of December 31, 2011
(2)
Reserves associated with Abraxas’ Ward county acquisition in July, 2012 included as a positive revision.   Revisions also includes the removal of proved developed not producing and proved undeveloped gas reserves

(3)	Reserves associated with Abraxas’ sale of its Eagle Ford Nordheim properties in December, 2012

Fourth Quarter 2012 Production
Production in the fourth quarter averaged approximately 4,147 barrels of equivalent per day (“boepd”).   Variance from original guidance was caused by the delayed completions of the Ravin 2H and 3H, considerable unanticipated weather related downtime in the Williston Basin and gas plant issues in the Eagle Ford shale that relegated the Company to flare gas.   These issues remained throughout the month of January.   Production volumes for the month of February have returned to more normalized levels of an estimated 4,400-4,600 boepd before the recent incremental completions of the Ravin 2H, Ravin 3H and Gran Tornio A 1H as well as the upcoming completion of the Mustang 3H.  Given the recent strong base production and incremental production anticipated from the above mentioned Bakken and Eagle Ford completions, Abraxas reiterates its production guidance of 4,900 – 5,200 boepd for 2013.

Non-Operated Bakken/Three Forks Sale Process
Abraxas recently retained E-Spectrum Advisors (formerly Energy Spectrum Advisors) to market its non-operated Bakken and Three Forks assets in North Dakota and Montana.   The potential divestiture consists of approximately 435 boepd and 14,502 net acres.   If the Company is successful in achieving an acceptable price for these assets, the proceeds will be used to pay down the Company’s revolver and redeployed into its core operated Bakken and Eagle Ford assets.

Bob Watson, President and CEO of Abraxas commented, “2012 was a momentous year for Abraxas as we continued to transition our reserve base from natural gas to oil, moved our Company owned rig to the Bakken and began an active Eagle Ford drilling program.   Despite a significant divestiture of Eagle Ford reserves and the loss of the remainder of our proved undeveloped gas reserves due to pricing, we still achieved an approximately 3% increase in total reserves and a substantial increase in oil reserves.   Our business plan for 2013 remains simple:   Focus CAPEX on our core basins primarily in the Eagle Ford and Bakken.   Rationalize our portfolio by divesting low working interest, non-operated and non-core assets.   And, most importantly, grow our production on an absolute basis with oil volumes.   Recent production and well performance accompanied by the efficiency gains we are witnessing in our Eagle Ford program gives us confidence that each goal is readily achievable.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com